Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference of our report dated March 27, 2009, with respect to the consolidated financial statements of Banks.com, Inc. and Subsidiaries (the “Company”) included in this Annual Report on Form 10-K for the fiscal year ended December 31, 2008, in the following registration statements:

(1)	Registration Statement on Form S-8 (File No. 333-150035) pertaining to the Company’s Amended and Restated 2005 Equity Incentive Plan;

(2)	Amendment No. 2 to Post-Effective Amendment No. 1 on Form S-3 to the Form SB-2 Registration Statement (File No. 333-137242) and related Prospectus; and

(3)	Registration Statement on Form S-8 (File No. 333-137594) pertaining to the Company’s 2004 Equity Incentive Plan and the Company’s 2005 Equity Incentive Plan.

/s/ Hacker, Johnson & Smith PA
HACKER, JOHNSON & SMITH PA
Tampa, Florida
March 31, 2009